Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We  hereby  consent  to  the   incorporation  by  reference  in  the  Prospectus
constituting part of this Registration Statement on Form S-3 of Acxiom Corporation of our report dated November 1, 1996, appearing in the Current Report on Form 8-K of Acxiom Corporation dated February 8, 1999, relating to the consolidated balance sheet of May & Speh, Inc. as of September 30, 1996 (not presented separately therein) and the related consolidated statements of operations and of cash flows for the years ended September 30, 1996 and 1995 (not presently separately therein). We also consent to the reference to us under the heading "Experts" in such prospectus.


PricewaterhouseCoopers LLP
Chicago, Illinois
May 12, 1999